                                                                    EXHIBIT 11.1

DYNAMEX INC.
CALCULATION OF NET INCOME (LOSS) PER COMMON SHARE
(in thousands except per share data)
(Unaudited)

                                         Three months ended        Nine months ended
                                             April 30,                April 30,
                                       ----------------------    ---------------------
                                          2001         2000         2001        2000
                                       ---------    ---------    ---------   ---------
 Net income (loss)                     $     (17)   $    (506)   $     540   $    (453)
                                       =========    =========    =========   =========

 Weighted average common
    shares outstanding                    10,207       10,207       10,207      10,207

 Common share equivalents related
    to options and warrants                   43           --           12          --
                                       ---------    ---------    ---------   ---------

 Common shares and common share
    equivalents                           10,250       10,207       10,219      10,207
                                       =========    =========    =========   =========

 Common stock price used under
    treasury stock method              $    2.04    $      --    $    1.63
                                       =========    =========    =========   =========

 Net income (loss) per common share:
    Basic                              $   (0.00)   $   (0.05)   $    0.05   $   (0.04)
                                       =========    =========    =========   =========

    Diluted                            $   (0.00)   $   (0.05)   $    0.05   $   (0.04)
                                       =========    =========    =========   =========


On September 16, 1999, the American Stock Exchange suspended trading in the Company's common stock. As a result, the Company is unable to determine the number, if any, of common share equivalents related to options and warrants for the nine months ended April 30, 2000. Trading resumed on July 6, 2000.